CONTACTS:
                                                       ALFRED R. CAMNER
                                                       CHIEF EXECUTIVE OFFICER
                   NEWS RELEASE
                                                       JAMES A. DOUGHERTY
                    BANKUNITED                         CHIEF OPERATING OFFICER

           NASDAQ NATIONAL MARKET:  BKUNA              SAMUEL MILNE
                                                       CHIEF FINANCIAL OFFICER

                                                       PHONE (305) 569-2000
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            BANKUNITED FINANCIAL CORPORATION * 255 ALHAMBRA CIRCLE *
                          CORAL GABLES, FLORIDA 33134

               BANKUNITED, FSB * PRIVATE AND RELATIONSHIP BANKING
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FOR IMMEDIATE RELEASE
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APRIL 2, 1997

                   BANKUNITED FINANCIAL ANNOUNCES COMMON STOCK
                               REPURCHASE PROGRAM


Coral Gables, Fla. -- Alfred R. Camner, Chairman and CEO of Bankunited Financial Corporation ("Nasdaq: BKUNA") Today announced that the Board of Directors has authorized an initial repurchase by the Company of up to 100,000 shares of its Class A Common Stock, par value $.01, from time to time in open market transactions at prices deemed advantageous by the Executive Committee of the Board.

Camner stated that, "The repurchase program will be exercised periodically when the Executive Committee deems that the stock represents a good value in view of the Company's capital position and earnings. In addition, the program provides a potential source of shares of Common Stock for the Company's stock option and stock bonus plans."

Additionally, the Board has authorized the repurchase of shares of its 8% and 9% Preferred Stock in open market or in privately negotiated transactions at prices deemed advantageous by the Executive Committee of the Board.

Headquartered in Coral Gables, Bankunited currently is the fourth largest publicly-held financial institution based in the tri-county South Florida region, operating 14 branches in Dade, Broward And Palm Beach counties of southeast Florida.

Bankunited Financial Corporation is traded on the Nasdaq National Market. Its common stock trades under the symbol BKUNA. Preferred stocks trade under the symbols BKUNO, BKUNP and BKUNN.

CONTACT:      SAMUEL MILNE, CFO, BANKUNITED (305) 569-2000
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              Contact:          Linda Greck or Julie Silver,